UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 4, 2015

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard,

Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2015, Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) pursuant to which the Credit Agreement, dated as of June 27, 2013 (the “Existing Credit Agreement”), by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, was amended and restated in its entirety (as so amended and restated, the “Restated Credit Agreement”).

The Restated Credit Agreement provides for an approximately $2.5 billion revolving loan facility, with a $125.0 million foreign currency sublimit, a $25 million letter of credit sublimit and a $25 million swingline loan sublimit. The revolving loan facility is comprised of an approximately $344.4 million tranche of revolving loan commitments (the “2018 Revolving Loans”) that terminate on June 27, 2018 (the “2018 Maturity Date”) and a $2.16 billion tranche of revolving loan commitments (the “2020 Revolving Loans”) that terminate on February 4, 2020 (the “2020 Maturity Date”). The Company may elect to borrow revolving loans under either tranche of revolving loan commitments. The Restated Credit Agreement also contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $300 million in additional commitments, which commitments may be for revolving loans or term loans. Proceeds of loans made under the Restated Credit Agreement may be used for working capital and general corporate purposes, including potential acquisition activity.

Upon the closing of the Restated Credit Agreement, after giving effect to the borrowings made on the closing date under the Restated Credit Agreement, the Company had outstanding approximately $963.3 million in revolving loans. A portion of the proceeds from the closing of the Restated Credit Agreement was used to repay principal, interest and fees under the term loan and revolving loan facilities provided by the Existing Credit Agreement and fees and expenses payable in connection with the closing of the Restated Credit Agreement.

The loans bear interest, at the Company’s option, at the base rate plus a spread of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.25% to 2.25%, in each case with such spread being determined based on the consolidated total leverage ratio (in the case of the 2018 Revolving Loans) or the consolidated senior leverage ratio (in the case of the 2020 Revolving Loans) for the preceding four fiscal quarter period. The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. Base rate loans may only be made in U.S. dollars. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow funds under the revolving loan facility until the 2018 Maturity Date or 2020 Maturity Date, as applicable, at which time the applicable tranche of the revolving facility will terminate, and all outstanding loans under such tranche, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum determined based on the consolidated total leverage ratio (in the case of the 2018 Revolving Loans) or the consolidated senior leverage ratio (in the case of the 2020 Revolving Loans) for the preceding four fiscal quarter period. The Company may prepay the revolving loans and terminate the revolving loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans.

The Company’s obligations under the Restated Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Restated Credit Agreement. To secure the Company’s obligations under the Restated Credit Agreement, the Company and its domestic subsidiaries are required to pledge the equity securities of certain of their respective material subsidiaries, subject to certain exceptions and limitations.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a consolidated total leverage ratio, a consolidated senior leverage ratio and a consolidated interest coverage ratio, each determined in accordance with the terms of the Restated Credit Agreement. The Restated Credit Agreement provides for an increase in the maximum total leverage ratio if certain conditions are met and adds the senior leverage ratio.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The Amendment and Restatement Agreement and the Restated Credit Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Amendment and Restatement Agreement and the Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On February 4, 2015, the Company issued a press release announcing its intention to offer $1.0 billion aggregate principal amount of convertible senior subordinated notes due 2025 in a private placement transaction to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment and Restatement Agreement, dated as of February 4, 2015, to the Credit Agreement, dated as of June 27, 2013, by and among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Amended and Restated Credit Agreement, dated as of February 4, 2015, Microchip Technology Incorporated, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 hereto).

99.1	Press Release, dated February 4, 2015, announcing offering of convertible senior subordinated notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated
Dated: February 4, 2015

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment and Restatement Agreement, dated as of February 4, 2015, to the Credit Agreement, dated as of June 27, 2013, by and among Microchip Technology Incorporated, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Amended and Restated Credit Agreement, dated as of February 4, 2015, Microchip Technology Incorporated, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 hereto).

99.1	Press Release, dated February 4, 2015, announcing offering of convertible senior subordinated notes.